PRICING SUPPLEMENT                                           File No. 333-97937
------------------                                               Rule 424(b)(3)
(To the Prospectus Supplement and Prospectus dated September 25, 2002)
Pricing Supplement Number: 2259


                            Merrill Lynch & Co., Inc.
                           Medium-Term Notes, Series B
                    Due Nine Months or More from Date of Issue

                               Floating Rate Notes

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Principal Amount:       $305,000,000                              Original Issue Date:            November 19, 2002

Issue Price:            100.00%                                   Stated Maturity Date:           November 19, 2003

CUSIP Number:           59018YPD7

Interest Calculation:                                             Day Count Convention:
--------------------                                              --------------------
| x |    Regular Floating Rate Note                               | x |   Actual/360
|   |    Inverse Floating Rate Note                               |   |   30/360
          (Fixed Interest Rate):                                  |   |   Actual/Actual

Interest Rate Basis:
-------------------
| x |    LIBOR                                                    |   |   Commercial Paper Rate
|   |    CMT Rate                                                 |   |   Eleventh District Cost of Funds Rate
|   |    Prime Rate                                               |   |   CD Rate
|   |    Federal Funds Rate                                       |   |   Other (see attached)
|   |    Treasury Rate
Designated CMT Page:                                              Designated LIBOR Page:

         CMT Telerate Page:                                          LIBOR Moneyline Telerate Page: 3750
          CMT Reuters Page:                                                     LIBOR Reuters Page:


Index Maturity:         One Month                                 Minimum Interest Rate:          Not Applicable



Spread:                 + 0.0400%                                 Maximum Interest Rate:          Not Applicable

Initial Interes Rate:   Calculated as if the Original Issue       Spread Multiplier:              Not Applicable
                        Date was an Interest Reset Date

Interest Reset Dates:

                        Monthly, on the 19th of every month, commencing December 19, 2002, subject to the modified following Business Day convention.


Interest Payment Dates:

                        Monthly, on the 19th of every month, commencing December 19, 2002, subject to the modified following Business Day convention.

Repayment at the
Option of the Holder:   The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:  The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                   The Notes are being issued in fully registered book-entry form.

Trustee:                JPMorgan Chase Bank

Underwriters:           Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Wachovia
                        Securities, Inc. and ABN AMRO Incorporated (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead
                        Underwriter.

                        Pursuant to an agreement dated November 14, 2002 (the "Agreement"), between
                        Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company
                        has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of
                        Notes set forth opposite its name below:

                        Underwriters                                       Principal Amount of the Notes
                        ------------                                       -----------------------------
                        Merrill Lynch, Pierce, Fenner & Smith                       $292,800,000
                                    Incorporated
                        Wachovia Securities, Inc.                                     $6,100,000
                        ABM AMRO Incorporated                                         $6,100,000
                                                                                    ------------
                                 Total                                              $305,000,000

                        Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                        The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                        The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                  November 14, 2002

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